UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CoreLogic, Inc.

(Name of Registrant as Specified In Its Charter)

Senator Investment Group LP

Senator Management LLC

Senator GP LLC

Senator Master GP LLC

Douglas Silverman

Senator Focused Strategies LP

Senator Global Opportunity Master Fund LP

Cannae Holdings, Inc.

Cannae Holdings, LLC

W. Steve Albrecht

Martina Lewis Bradford

Gail Landis

Wendy Lane

Ryan McKendrick

Katherine “KT” Rabin

Sreekanth Ravi

Lisa Wardell

Henry W. “Jay” Winship

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a letter delivered by Senator Investment Group LP and Cannae Holdings, Inc. to the Board of Directors of CoreLogic, Inc. on September 14, 2020.

Cannae Holdings, Inc.	Senator Investment Group, LP
1701 Village Center Circle	510 Madison Ave # 28
Las Vegas, NV 89134	New York, NY 10022

September 14, 2020

Board of Directors

CoreLogic, Inc.

40 Pacifica, Suite 900

Irvine, CA 92618

Attention: Paul Folino, Chairman

Dear Members of the Board:

Based on your letter to shareholders last week, it is clear that communications are currently not productive. This letter seeks a renewed path forward.

On June 26th we made our initial proposal to acquire the Company for $65 per share in cash, a record-high price for your company’s stock and a 37% premium over the unaffected stock price. Subsequently, on July 14th by phone and on July 17th by private letter, we communicated our open-mindedness as to value and our willingness to revise our proposal if given access to targeted due diligence that supports a price increase.

Our request for diligence is sincere. The current surge in mortgage origination volumes reflected in second and third quarter results does not impact our assessment of value, as it was well known by us and the market in early June – demonstrated by the fact that mortgage-exposed peers’ stock prices are essentially unchanged since that time, despite peers having surpassed early-June estimates by as much or more than CoreLogic. However, understanding the Company’s organic revenue growth and business composition (product line profitability and the mix of subscription vs transaction-based revenues) could impact our valuation. This is why our targeted diligence requests are namely to see revenue and EBITDA by product line for 2018 through 2022 estimates along with bridges to show drivers of growth. We need diligence to understand these items in part because the Company reports two segments and one consolidated organic growth figure despite having at least ten business lines.

Your response to date has been to refuse to give us access to diligence unless we first raised our bid – an approach that prevents us from obtaining the information we would need to do the very thing you are asking us to do.

And so, unfortunately, we have been at an impasse.

We are committed to this transaction, as evidenced by the steps we have taken to date. As a gesture of good faith to hopefully get us all back on the right track, today we are increasing our proposal by $1.00 to $66.00 per share in cash. This increase is not intended as a reassessment of value (which we cannot do without diligence), but rather as a demonstration of goodwill and flexibility so that we might re-engage productively for the benefit all shareholders. We would increase our offer based on the value revealed to us in due diligence. We are confident the diligence process can be executed efficiently and quickly.

As an additional gesture, we are offering to sign an agreement with a generous ‘go-shop’ that is purposefully structured to welcome other bidders to carry out diligence and submit higher offers. The Company can either run an auction or first negotiate a deal with us and later run an auction with a floor price guaranteed. Shareholders want the Company to run a legitimate process resulting in a sale to the highest bidder, and we believe this step by us gives the Company further options to ensure that occurs.

We hope these gestures will help the Board to reassess its approach and commence a sales process. We look forward to your prompt response.

Sincerely,

/s/ Richard N. Massey	/s/ Quentin Koffey

Richard N. Massey	Quentin Koffey

Chief Executive Officer	Partner

Cannae Holdings, Inc.	Senator Investment Group, LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Senator Investment Group LP, Cannae Holdings, Inc. and the other Participants (as defined below) have filed a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) on September 8, 2020 to be used in connection with the solicitation of proxies with respect to the proposals to be presented at the special meeting of stockholders (the “Special Meeting”) of CoreLogic, Inc., a Delaware corporation (the “Company”), scheduled to be held on November 17, 2020. Prior to the Special Meeting, the Participants intend to furnish to shareholders of the Company, and file with the SEC, a definitive proxy statement and an accompanying GOLD proxy card with respect to the proposals to be presented at the Special Meeting.

The participants in the solicitation are (i) Senator Investment Group LP (“Senator”), the investment manager of the Senator Funds (as defined below), (ii) Senator Management LLC (“Senator GP”), the general partner of Senator, (iii) Senator GP LLC (“Senator GP LLC”), the general partner of SGOM (as defined below), (iv) Senator Master GP LLC (“Senator Master GP”), the general partner of SFS (as defined below), (v) Mr. Douglas Silverman (“Mr. Silverman”), the Chief Executive Officer of Senator, (vi) Senator Focused Strategies LP (“SFS”), (vii) Senator Global Opportunity Master Fund LP (“SGOM” and, together with SFS, the “Senator Funds”), (viii) Cannae Holdings, Inc. (“Cannae”), (ix) Cannae Holdings, LLC (“Cannae Holdings”), a wholly-owned subsidiary of Cannae, (x) W. Steve Albrecht, (xi) Martina Lewis Bradford, (xii) Gail Landis, (xiii) Wendy Lane, (xiv) Ryan McKendrick, (xv) Katherine “KT” Rabin, (xvi) Sreekanth Ravi, (xvii) Lisa Wardell and (xviii) Henry W. “Jay” Winship (collectively, the “Participants”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT THAT HAS BEEN FILED WITH THE SEC AND OTHER PROXY MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

As of the date hereof, (i) SFS directly owns 2,176,190 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) SGOM directly owns 2,030,000 shares of Common Stock and (iii) Cannae Holdings directly owns 2,300,000 shares of Common Stock. Additionally, as of the date hereof, SFS is party to cash-settled total return swaps referencing 3,942,810 shares of Common Stock in the aggregate and total return swaps and over-the-counter forward purchase contracts referencing 1,435,000 shares of Common Stock in the aggregate.

As described in the Schedule 13D filed with the SEC by Senator, Cannae and certain of their respective affiliates with respect to the Company, each of Senator, Senator GP, Senator GP LLC, Senator Master GP, Mr. Silverman, Cannae and Cannae Holdings may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,941,190 shares of Common Stock (the “Shares”) and, therefore, each such Participant may be deemed to be the beneficial owner of all of the Shares. The Shares collectively represent approximately 9.99% of the outstanding shares of Common Stock based on 79,458,522 shares of Common Stock outstanding as of July 21, 2020, as reported in the Company’s Quarterly Report on Form 10-Q filed on July 27, 2020.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission.

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

emccarthy@dfking.com / gweinberg@dfking.com

(212) 269-5550

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com